Exhibit 10.25

This Employment Agreement (the “Agreement”) is entered into effective as of June 1, 2014 “Effective Date” by and among GoDaddy.com, LLC (the “Company” or “GoDaddy”), Desert Newco, LLC and Arne Josefsberg (“Executive”).

Summary of Material Terms

Term	Summary	Cross-Reference

Position:	Executive Vice President, Chief Infrastructure Officer & Chief information Officer	Section 1

Reports to:	The Company’s Chief Executive Officer	Section 1

Employment Term:	Through December 31, 2017 unless extended	Section 2

Annual Salary:	$450,000	Section 3(a)

Annual Target Bonus:	60% of annual salary	Section 3(b)

Non-Change in Control Severance:	• Any earned but unpaid salary or bonus • 50% of annual salary • Prorated Annual Bonus at target for the year of termination • Payment equal to the cost of health insurance coverage for 6 months	Section 5(b)(ii)

Change in Control Severance:	• Any earned but unpaid salary or bonus • 75% of annual salary • 75% of target Annual Bonus for the year of termination • Payment equal to the cost of health insurance coverage for 9 months	Section 5(b)(iv)

1. Duties and Scope of Employment. Executive will serve as the Company’s Executive Vice President. Chief Infrastructure Officer & Chief Information Officer reporting to the Company’s Chief Executive Officer, and will perform the duties, consistent with this position, as assigned by Executive’s supervisor or the Company’s Board of Directors (the “Board”).

2. Employment Term. Subject to the provisions of Section 5, beginning on the Effective Date and, continuing until December 31, 2017, Executive will be employed with the Company on the terms and subject to the conditions set forth in this Agreement; provided, however, that beginning on December 31, 2016 and on each one year anniversary thereafter (each an “Extension Date”), the

Employment Term will be automatically extended for an additional one-year period, unless the Company or Executive provides the other party written notice at least 30 calendar days before the Extension Date that the Employment Term will not be extended.

3. Compensation.

(a) Base Salary. Company will pay Executive an annual salary of $450,000, as compensation for services (the “Base Salary”). The Base Salary will be paid according to the Company’s normal payroll practices and subject to the usual and required withholdings. Executive’s salary may be reviewed and adjusted annually by Executive’s Supervisor or the Board.

(b) Annual Bonus. Commencing with the 2014 fiscal year, Executive is eligible to earn a target annual bonus of 60% of Executive’s Base Salary based upon achievement of revenue and cash EBITDA performance objectives to be determined by the Board in its sole discretion and payable upon achievement of those applicable objectives, subject to minimum and maximum limits as established by the Company (the “Annual Bonus”). If a non-individual performance target is lowered for other senior executives, then it will be lowered for Executive as well. If any Annual Bonus is earned, it will be paid when practicable after the Board determines it has been earned, subject to Executive being employed on the date of payment. For future years, the Board may modify the structure and performance objectives used for Annual Bonus determinations.

(c) Equity Plan. Any equity awards held by Executive as of the Effective Date are governed by the terms and conditions of the Desert Newco LLC 2011 Unit Incentive Plan (the “Incentive Plan”), the Desert Newco, LLC Unit Option Agreement, and the Management Equity and Unitholders Agreement (collectively, including the Incentive Plan, the “Equity Documents”). Equity awards outstanding as of the Effective Date will not have their terms modified by this Agreement and are listed as follows:

•	800,000 options with a per unit exercise price of $7.621157

The outstanding equity awards provide that if Executive remains employed with the Company or its subsidiaries through the date of a Change in Control, then 100% of the Units subject to such Unit Option will be immediately vested and exercisable immediately prior to the Change in Control if as a result of the Change in Control, the Sponsors (x) achieve an internal rate of return of at least 2596 or (y) earn at least 3.0 times the purchase price of the GoDaddy Equity Interests they acquired. Terms undefined in the prior sentence have the meaning set forth in the Equity Documents and the language of the Equity Documents more fully describes these concepts.

4. Employee Benefits.

(a) Executive will be entitled to participate in the employee benefit plans, including invention incentive programs, maintained by the Company and generally applicable to senior executives of the Company. The Company may cancel or change the benefit plans and programs it offers and those changes will not breach this Agreement.

(b) During Executive’s employment by the Company, Executive will be provided coverage under the Company’s directors and officers’ liability insurance policy and form of indemnification agreement as in effect for other senior executives of the Company.

5. Termination of Employment; Severance.

(a) At-Will Employment. Executive and the Company agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees this at-will employment relationship will not be modified or amended unless it is done in a writing that complies with Section 10(f) and Section 10(i) and explicitly references this Section 5(a). Executive’s employment will terminate upon the earlier to occur of (i) a termination by the Company with or without Cause, (ii) Executive’s Disability or death, or (iii) a resignation by Executive with or without Good Reason.

(b) Terminations of Employment. Executive’s employment may be terminated under various scenarios addressed in this Section 5(b). Upon any termination of employment, Executive will receive benefits described in Section 5(b)(i). Depending on the circumstances of the termination of employment, subject to the conditions in Section 6, Executive may be entitled to a lump sum payment of the amounts listed under one of Section 5(b)(ii), Section 5(b)(iii), or Section 5(b)(iv). Executive agrees that upon termination of Executive’s employment for any reason, Executive will resign as of the date of such termination and to the extent applicable, from the Board (and any committees thereof), the board of directors (and any committees thereof) of any of the Company’s affiliates and from any other positions Executive holds with the Company or any of its affiliates.

(i) Termination for Cause or Resignation Other Than for Good Reason. Executive’s employment may be terminated for Cause, effective upon the Company’s delivery to Executive of a Notice of Termination or the Executive may resign. If Executive’s employment is terminated for Cause or Executive resigns other than for Good Reason, Executive will receive:

(1) the Base Salary accrued through the termination date, payable under the Company’s usual payment practices;

(2) reimbursement within 60 days following submission by Executive to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred by Executive prior to the termination date; provided that claims for reimbursement are submitted, under Company policy, to the Company within 90 days following the termination date; and

(3) any fully vested and non-forfeitable employee benefits to which Executive may be entitled under the Company’s employee benefit plans (other than benefits in the nature of severance pay) (the amounts described in clauses (1) through (3) above are referred to later as the “Accrued Obligations”).

(ii) Termination by Reason of Disability or Death. Executive’s employment may be terminated effective upon the Company’s delivery to Executive of a Notice of Termination if Executive becomes Disabled and will automatically terminate upon Executive’s death. Upon termination of Executive’s employment for either Disability or death, Executive or Executive’s estate (as the case may be) will receive:

(1) the Accrued Obligations;

(2) any earned but unpaid Annual Bonus for a prior year. For the avoidance of doubt, if Executive is terminated after the end of a fiscal year but before annual bonuses are approved and paid to other senior executives in the normal course of business, then Executive will receive an Annual Bonus for the prior fiscal year, the actual amount of which will still be subject to the achievement of any performance targets as established by the Company the achievement of which will be determined by the Company. Any payment under this Section 5(b)(iii)(2) will be paid no later than one day prior to the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred; and

(3) a prorated Annual Bonus amount for the year of termination, if any would have been payable to Executive based on achievement of performance criteria if Executive had remained employed through the full fiscal year in which the termination of employment occurred. The prorated amount will be calculated based on the number of calendar days employed and any such prorated amount will be paid no later than one day prior to the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred.

(iii) Termination Without Cause, Resignation for Good Reason. Executive’s employment may be terminated without Cause effective upon the Company’s delivery to Executive of a Notice of Termination, or by Executive’s resignation for Good Reason effective 30 days following delivery to the Company of Notice of Termination provided such delivery is within 90 days following the occurrence of events that result in Good Reason. No resignation for Good Reason will be effective unless during the 30-day period following the delivery of the Notice of Termination, the Company has not cured the events that result in Good Reason. If Executive’s employment is terminated without Cause (other than by reason of death or Disability), or if Executive resigns for Good Reason, Executive will receive:

(1) the Accrued Obligations;

(2) any earned but unpaid Annual Bonus for a prior year;

(3) an amount equal to a prorated amount of the target Annual Bonus for the year of termination;

(4) a payment equal to 50% of the annual Base Salary in effect on the termination date; and

(5) a payment equal to the cost of health insurance coverage under COBRA for 6 months.

(iv) Termination of Employment During a Change in Control Period. If Executive’s employment is terminated under circumstances that would entitle Executive to payment of benefits under Section 5(b)(iii) and such termination of employment occurs during the period that begins three months prior to a Change in Control and ends on the date that is 18 months after a Change in Control, then Executive will receive the benefits described in Section 5(b)(iii), but the payment in Section 5(b)(iii)(3) will be equal to 75% of target Annual Bonus, the payment in Section 5(b)(iii)(4) will be equal to 75% of annual Base Salary in effect on the termination date (or the date immediately prior to the Change in Control if higher), and the health insurance coverage payment in Section 5(b)(iii)(5) will be for 9 COBRA months.

(c) Exclusive Remedy. If a termination of Executive’s employment with the Company occurs, the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment other than those benefits expressly set forth in this Section 5.

6. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. Executive will not receive severance pay or benefits other than the Accrued Obligations unless (x) Executive signs and does not revoke a separation agreement and release of claims in the form attached as Exhibit A, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the Release was executed as of the date of this Agreement (the “Release”) and (y) such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. All payments will be made upon the effectiveness of the Release but will be delayed until a subsequent calendar year if necessary so their timing does not result in penalty taxation under Section 409A. Severance payments or benefits will not be paid or provided until the Release becomes effective and irrevocable. For avoidance of doubt, although Executive’s severance payments and benefits are contractual rights, not “damages,” Executive is not required to seek other employment or otherwise “mitigate damages” as a condition of receiving such payments and benefits.

(b) If any amount or benefit that would constitute non-exempt “deferred compensation” under Internal Revenue Code (“Code”) Section 409A would be payable under this Agreement by reason of Executive’s “separation from service” during a period in which Executive is a “specified employee” (within the meaning of Code Section 409A as determined by the Company), then any payment or benefits will be delayed until the earliest date on which they could be paid or distributed without being subject to penalty taxation under Code Section 409A.

(c) Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

(d) Covenants. Executive’s receipt of any payment or benefits other than Accrued Obligations will be subject to Executive continuing to comply with her confidentiality obligations to the Company and Section 9.

7. Definitions.

(a) Cause means (i) willfully engaging in illegal conduct or gross misconduct that is materially injurious to the Company or any of its Subsidiaries; (ii) conviction of, or entry of a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to Executive at the expense of the Company or any of its Subsidiaries; (iv) willful material breach of any written policies of the Company or any of its Subsidiaries including any agreement between Executive and the Company (which policy or policies previously was provided to Executive); or (v) willful and continual failure to substantially perform his or her duties with the Company or any of its Subsidiaries (other than a failure resulting from his or her incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written demand for substantial performance is delivered to Executive by the Company or one of its Subsidiaries which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties.

(b) Change in Control means Change in Control as defined in the Desert Newco, LLC 2011 Unit Incentive Plan and the Amended and Restated Limited Liability Company Agreement of Desert Newco, LLC, dated as of December 16, 2011.

(c) Disabled means physically or mentally incapacitated and unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is a “Disability”). Any question as to the existence of a Disability will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint a physician and those two physicians will select a third physician who will make such determination in writing. The determination will be final and conclusive for this Agreement.

(d) Good Reason means (i) a significant reduction of Executive’s duties, position, reporting structure, or responsibilities, relative to Executive’s duties, position, reporting structure or responsibilities as of the Effective Date; (ii) a reduction in Executive’s Base Salary or Annual Bonus as of the Effective Date; (iii) the relocation of Executive’s place of employment to a facility or location more than thirty-five (35) miles from Executive’s current place of employment.

8. Limitation on Payments; Section 280G. If any severance or other benefits payable to Executive (i) are “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 8, would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will reduced to a level that will result in no tax under Code Section 4999 unless it would be better economically for Executive receive all of the benefits and pay the excise tax. If a reduction in benefits is necessary for this purpose, then the reduction will occur in the following order (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. If the acceleration of vesting of equity award compensation is to be reduced, that acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. Any determination required under this Section 8 will be made in writing by an independent professional services firm chosen by the Company immediately prior to a Change of Control and paid for by the Company and that determination will be conclusive and binding upon Executive and the Company for all purposes.

9. Covenants.

(a) Executive has entered into the Company’s confidential information and restrictive covenant agreement attached as Exhibit B (“Restrictive Covenant Agreement”) and agrees that it is still effective.

(b) During the Employment Term and continuing for a period of 1 year after the Executive’s termination date, Executive agrees not to make any public statement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Parent or any of its subsidiaries (including the Company), any of the investment funds invested in Parent or any affiliated funds (all of the foregoing collectively, the “Company Group”); provided, that the non-disparagement provisions of this Section 8(b) will not apply to any statements that Executive makes in addressing any disparaging statements made by the Company Group or their respective officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are truthful. Parent and its subsidiaries (including the Company) shall instruct their respective officers and directors to refrain from making any disparaging statements about Executive for the same period for which Executive is subject to the non-disparagement provisions of this Section 9(b); provided, however, that the non-disparagement provisions will not apply to any statements that Parent or any of its subsidiaries (including the Company) or their respective officers and directors make in addressing any disparaging statements made by Executive regarding the Company Group or its officers and directors so long as such statements are truthful. Executive, Parent and the Company expressly consider the restrictions contained in this Section 9(b) to be reasonable.

10. Miscellaneous.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without regard to conflicts of laws principles thereof.

(b) Entire Agreement. This Agreement along with the Offer Letter, Restrictive Covenant Agreement, and the Equity Documents, contains the entire understanding of the parties with respect to Executive’s employment and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Notwithstanding the foregoing, Executive shall be covered by the Company’s applicable liability insurance policy and its indemnification provisions for actions taken on behalf of the Company during the course of Executive’s employment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties that references this Section 10(b).

(c) Severability. In the event that any one or more of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected.

(d) Assignment. This Agreement, and all of Executive’s rights and duties under it, are not assignable or delegable by Executive. Any purported assignment or delegation by Executive will be null and void. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of its business operations. Upon such assignment, the rights and obligations of the Company hereunder will become the rights and obligations of such affiliate or successor person or entity.

(e) Successors; Binding Agreement. This Agreement will inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs.

(f) Notice. The notices and all other communications provided for in this Agreement will be deemed to have been duly given when delivered by hand or overnight courier addressed to the addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

GoDaddy.com, LLC 14455 North Hayden Road/Suite 219 Scottsdale, AZ 85260 Attention: General Counsel	To most recent address as set forth in Executive’s personnel records

(g) Executive Representations. Executive represents to the Company that the execution of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder will not breach, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(h) Cooperation. Subject to the Company’s compliance with Section 9(b) and this Section 10(h), Executive will provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company or its affiliates. Executive’s cooperation pursuant to this Section 10(h) will be at no cost to Executive, and if such cooperation occurs after the termination of this Agreement, Company will promptly advance or reimburse all reasonable costs incurred by Executive in connection with such cooperation. This provision will survive any termination of this Agreement. The Company will provide reasonable compensation to Executive for any services rendered at the Company’s request.

(i) Amendment; Waiver of Breach. No amendment of this Agreement will be effective unless it is in writing and signed by both parties. No waiver of satisfaction of a condition or failure to comply with an obligation under this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will be a waiver of satisfaction of any other condition or failure to comply with any other obligation. To be valid, any document signed by the Company must be signed by the Company’s Chief Executive Officer.

(j) Counterparts. This Agreement may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement.

GoDaddy.com, LLC	Executive

/s/ Blake Irving	/s/ Arne Josefsberg
By: Blake Irving

2/16, 2015	2/13, 2015

Desert Newco, LLC (Solely for purposes of Section 9(b) hereof)

/s/ Blake Irving
By: Blake Irving	2/16, 2015